EXHIBIT 21.1
VOLCOM, INC.
NAMES AND JURISDICTIONS OF SUBSIDIARIES

Subsidiary Name	Jurisdiction
Volcom Entertainment, Inc.	California
Welcom Distribution SARL	Switzerland
Volcom International SARL	Switzerland
Volcom SAS	France